EXHIBIT 10.11


      REVOLVING CREDIT AGREEMENT dated as of April 17, 2003 between GREG MANNING AUCTIONS, INC. (the "Borrower"), a corporation organized and existing under the laws of the State of Delaware, and Banco Santander Central Hispano, S.A., acting through its New York Branch (the "Bank").


                                    Article I
                                   Definitions

      Section 1.1. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

      "Affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, controlled by, or under common control with such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either (a) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

      "Agreement" shall mean this Agreement as the same to time be amended may from time pursuant to Section 8.1.

      "Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which commercial banks are authorized by law to close in New York City, New York.

      "Change of Control Event" shall mean the failure of Auctentia, S.A., or any of its Affiliates, to own, free and clear of all Liens or other encumbrances, at least 43% of all of authorized issued and outstanding shares of voting stock of the Borrower.

      "Commitment" shall mean the Bank's obligation hereunder to make Loans to the Borrower.

      "Debt" of any Person at any date shall mean, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under any financing lease, (d) all obligations of such Person in respect of letters of credit and acceptances issued or created for the account of such Person, (e) all obligations of such Person as a guarantor, surety or indemnitor, (f) all repurchase obligations and all obligations in respect of swap agreements, commodities contracts or other similar derivative instruments, and (g) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for

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the payment thereof; provided, however, that Debt shall not include any indebtedness of such Person which is, by a legally enforceable instrument, subordinated in payment to all other indebtedness of such Person.

      "Default" shall mean any event which with the giving of notice or lapse of time, or both, would constitute an Event of Default.

      "Event of Default" shall have the meaning set forth in Article VII below.

      "GAAP" shall mean generally accepted accounting principles as applied in the United States, consistently applied, as in effect from time to time.

      "Governmental Authority" shall mean any court or governmental agency, ministry, authority, central bank, instrumentality or regulatory or legislative body.

      "Interest Period" shall mean (a) in the case of the first interest period for the initial Loan, the period commencing on the date the Loan is advanced and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last Business Day) in the calendar month one, two, three or six months thereafter, (b) in the case of the first interest period for each Loan after the initial Loan, the period commencing on the date that Loan is advanced and ending on the last day of the then-current Interest Period for the Loans then outstanding, and (c) in the case of all other Interest Periods, commencing on the last day of the immediately preceding Interest Period and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last Business Day) in the calendar month one, two, three or six months thereafter, provided, however, that any Interest Period which would extend beyond the Termination Date shall end on the Termination Date.

      "Lien" shall mean any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing but excluding operating leases and leases of office premises and distribution equipment).

      "Loans" shall mean each revolving credit advance made by the Bank to the Borrower pursuant to Section 2.1 hereof.

      "Material Adverse Change" means any change or changes, or prospective change or changes, that have occurred or are threatened, and that individually or in the aggregate could be reasonably be likely to be materially adverse to
(a) the property, business, operations, financial condition, prospects, liabilities or capitalization of the Borrower, Afinsa Bienes Tangibles, S.A. or any of its Affiliates, (b) the ability of the Borrower to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

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"Material  Amount" shall mean an amount or amounts in the  aggregate  equal to or in excess of U.S. $1,000,000 (ONE MILLION UNITED STATES DOLLARS).

      "Notes" shall mean the promissory notes of the Borrower issued to evidence each Loan in substantially the form of Exhibit "A" hereto.

      "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, unincorporated association, joint venture, Governmental Authority, limited liability company or other entity of whatever nature.

      "Prime Rate" shall mean a fluctuating per annum rate of interest equal at all times to the rate of interest announced publicly by the Bank's New York Branch from time to time as the Bank's prime rate. Each change in such fluctuating interest rate shall take effect simultaneously with the corresponding change in the prime rate. The Prime Rate is not intended and may not be the most favorable rate offered to the Bank's best customers.

      "Tax" or "Taxes" shall mean any present or future tax or taxes, levies, imposts, duties or similar charges imposed by the United States of America or any jurisdiction from which a payment hereunder or under the Notes may be remitted (or any political subdivision or taxing authority thereof or therein). Notwithstanding the generality of the foregoing, such term shall not include any taxes based upon the corporate existence or the general corporate right to transact business by, or which are based upon or measured by the net income of, the Bank.

      "Termination Date" shall mean the earlier of (i) April 12, 2004, or (ii) the date of termination in whole of the Commitment pursuant to Section 2.9 or 7.1.


                                   Article II
                                    The Loans

      Section 2.1. The Commitment. The Bank agrees, on the terms and conditions hereinafter set forth, to make loans to the Borrower from time to time during the period from the date of this Agreement to, but not including, the Termination Date in an aggregate principal amount not to exceed at any time Two Million Five Hundred Thousand U.S. dollars (U.S. $2,500,000). Within the limits of the Commitment and subject to the terms hereof, the Borrower may borrow, prepay and reborrow, as set forth in this Agreement.

      Section 2.2. Notice of Borrowings. The Borrower shall give the Bank written (including telefaxed) or tested telex notice, in the form of Exhibit "B", not later than 10:00 a.m., New York City time, two Business Days before a proposed borrowing. The notice shall be irrevocable and shall in each case refer to this Agreement and specify the date of the borrowing (which

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shall be a Business Day) and the amount thereof (which shall be a minimum of
U.S.$100,000 and an integral multiple of U.S.$100,000 or, if less, the unused amount of the Commitment).

      Section 2.3. Disbursement of Loans. The Bank shall make each Loan by wire transfer of immediately available funds to the Borrower by 3:00 p.m., New York City time, on the date of such Loan, at such account of the Borrower, as is specified by the Borrower in its notice of borrowing given pursuant to Section 2.2.

      Section 2.4. Repayment. The Loans shall be repaid on the Termination Date.

      Section 2.5. Interest. (a) Each Loan shall bear interest for each Interest Period, from the date of such Loan to the date payment of such Loan is due (whether as stated, by acceleration or otherwise) at the rate per annum of Prime Rate plus 0.25%. Interest shall be payable on the last day of each Interest Period and upon payment in full of such Loan.

      (b) Any amount payable hereunder or under the Notes which is not paid when due (whether as stated, by acceleration, or otherwise) shall accrue interest, payable on demand, at the fluctuating per annum rate of Prime Rate plus 2%.

      Section 2.6. The Notes. Each Loan shall be evidenced by a Note of the Borrower in the principal amount of such Loan.

      Section 2.7. Prepayments. Subject to Section 8.6, the Borrower may prepay the Loans, in whole or in a minimum principal amount of U.S.$100,000 or an integral multiple thereof, on the last day of any Interest Period upon at least 3 Business Days' prior irrevocable written notice to the Bank. All prepayments shall be made together with payment of all accrued interest on the amount prepaid.

      Section 2.8. Payments; Calculations. (a) All payments of principal, interest, or other sums due to the Bank hereunder and under the Notes shall be made without setoff or counterclaim or reduction of any kind, in United States dollars and immediately available funds at the office of Banco Santander Central Hispano S.A., New York Branch, ABA # 026-007-692, Account # 1071440001, Ref:
GREG MANNING AUCTIONS, INC., or at such other place as Bank may designate by written notice to Borrower.

      (b) If any payment hereunder or under the Notes is stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and interest shall be payable with respect to such extension.

      (c) Interest at the Prime Rate shall be calculated on the basis of actual days elapsed and a year of 365 or, as the case may be, 366 days.

      (d) All computations made by the Bank shall be conclusive of the amount due, absent manifest error.

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      Section 2.9. Reduction of the Commitment. The Borrower shall have the right, upon at least five Business Days' prior irrevocable written notice to the Bank, to terminate in whole, or permanently reduce in part, the unused portion of the Commitment; provided, that each partial reduction shall be in the amount of U.S. $100,000 or an integral multiple thereof.

      Section 2.10. Taxes. (a) All payments under this Agreement and the Notes shall be made free and clear of and without deduction for any Taxes. If any Taxes are imposed or required to be withheld from any payment, the Borrower shall (i) increase the amount of the payment so that the Bank will receive a net amount (after deduction of all Taxes) equal to the amount due hereunder; (ii) timely pay such Taxes to the appropriate taxing authority for account of the Bank and at the expense of the Borrower; and (iii) as promptly as possible thereafter, send the Bank an original receipt showing payment thereof, together with such additional documentary evidence as Bank may from time to time require. If Borrower fails to perform its obligations under this paragraph, Borrower shall indemnify Bank for any incremental taxes, interest or penalties that may become payable by Bank as a consequence of such failure.

      (b) The Borrower shall indemnify the Bank on demand for, and hold the Bank harmless from, any present or future claim or liability for any registration charge or any stamp, excise or other similar taxes and any penalties or interest with respect thereto, which may be imposed in connection with this Agreement, the Notes or enforcement hereof or thereof provided that the Borrower shall not be liable hereunder for any penalties or interest which are solely the result of the Bank's gross negligence.

      (c) If any amounts paid by the Borrower pursuant to this Section 2.10 are reimbursed to the Bank by any taxing authority, the Bank shall repay such amounts with reasonable promptness to the Borrower. The Bank's determination of amounts reimbursed to the Bank shall be conclusive.

      Section 2.11. Increased Costs. If any existing or future applicable law, regulation or directive having the force of law, or any change therein or in the interpretation thereof, or compliance by the Bank with any request (whether or not having the force of law) by any relevant Governmental Authority, subjects the Bank to any Tax of any kind whatsoever with respect to this Agreement or the Notes or changes the basis of taxation of payments to the Bank of principal, interest or any other amount payable hereunder or imposes, modifies or deems applicable any reserve, special deposit, capital adequacy or similar requirement against foreign assets held by, or deposits in or for account of, or advances or loans by, or any other acquisition of funds by, the Bank or its office maintaining the Loans, or imposes on the Bank any other condition with respect to this Agreement, the Notes or the Loans, and the result of any of the foregoing is to increase the cost to the Bank of maintaining advances or credit or to reduce any amount receivable in respect thereof, then the Borrower agrees to pay to the Bank, upon demand, additional amounts which will compensate Bank for such increased cost or reduced amount receivable, as determined by Bank with respect to this Agreement and the Notes.

The Bank's certificate as to any additional amounts payable pursuant to the preceding sentence shall be conclusive as to such amounts due, absent manifest error.

      Section 2.12. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such Governmental Authority shall make it impracticable, unlawful or impossible for the Bank to make, maintain or fund the Loans, the Bank shall so notify the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to make Loans shall be suspended. If the Bank shall determine that it may not lawfully continue to maintain and fund any outstanding Loans to maturity and shall so specify in such notice, the Borrower shall prepay in full the then outstanding principal amount of each Loan, together with accrued interest thereon and all other amounts payable under the Agreement and the Notes, on the last date on which it is practicable, lawful or possible for the Bank to maintain or fund the Loans. If the foregoing circumstances occur, the Bank shall use reasonable efforts to avoid suspension of the obligation of the Bank to make Loans or require prepayment by changing the lending office of the Bank or otherwise, provided that the Bank shall not be obligated to do so if it determines that it would thereby suffer any economic, regulatory or legal disadvantage.

      Section 2.14. Use of Proceeds. The Borrower shall use the proceeds of the Loans for working capital purposes. ]

      Section 2.15. Commitment Fee. The Borrower agrees to pay to the Bank a fee for the period from and including the date hereof to the Termination Date, computed at a rate per annum equal to 0.25% of the average daily amount of the difference between (i) the Commitment amount and (ii) the outstanding principal amount of the Loans held by the Bank, during the period for which payment is made, payable quarterly in arrears being the first payment on July 17, 2003; the second payment on October 17, 2003; the third payment on January 16, 2004 and the fourth payment on the Termination Date.


                                   Article III
                         Representations and Warranties

      The Borrower represents and warrants to the Bank that:

      Section 3.1. Incorporation, Good Standing, and Due Qualification. The Borrower is a corporation, validly existing and in good standing under the laws of the State of its incorporation, and has the corporate power and authority to own and/or lease its assets and transact the business in which it is now engaged.

      Section 3.2. Corporate Power and Authority. The execution, delivery, and performance by the Borrower of this Agreement and the Notes have been duly authorized by the Board of Directors of the Borrower and do not and will not (a) require any consent or approval of the shareholders of the Borrower; (b) contravene the Borrower's by-laws, or any decree, law, rule, regulation, order, determination, or award presently in effect having applicability to the Borrower; (c) result in a breach of or constitute a default under any indenture, loan, or credit agreement, or any other agreement, lease, or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; (d) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Borrower; or (e) cause the Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

      Section 3.3. Legally Enforceable Agreement. This Agreement and each Note when executed and delivered will be, a legal, valid, and binding obligation of the Borrower, enforceable in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors rights generally.

      Section 3.4. Financial Statements. The audited balance sheet of the Borrower dated as of June 30, 2002, statement of income and retained earnings of the Borrower for the fiscal years then ended and statement of change in financial position of the Borrower for such fiscal years are complete and present fairly the financial condition and results of operation for the periods then ended in accordance with GAAP, consistently applied. No information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

      Section 3.5. Other Agreements. The Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect, financial or otherwise, on the business, properties, assets, operations, or conditions of the Borrower or the ability of the Borrower to carry out its obligations under this Agreement and the Notes. The Borrower is not in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

      Section 3.6. Litigation. There is no pending or threatened action or proceeding against or affecting the Borrower before any Governmental Authority which may, in any one case or in the aggregate, materially and adversely affect the financial condition, operations, properties, or business of the Borrower or the ability of the Borrower to perform its obligations under this Agreement and the Notes.

      Section 3.7. No Defaults on Outstanding Judgments or Orders. The Borrower has satisfied all judgments, and the Borrower is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

      Section 3.8. Tax Returns. The Borrower has filed all tax returns (federal, state, and local for the applicable jurisdictions) required to be filed and has paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties.

      Section 3.9. Compliance with Laws. The Borrower is in compliance with all laws and regulations binding on it and its property the failure to comply with which would may have a material adverse effect on the Borrower, its financial condition, business or prospects.

      Section 3.10. Taxes. No Taxes are payable in respect of any payments by the Borrower hereunder or under the Notes.

      Section 3.11. Pari Passu. The obligations of the Borrower hereunder and under the Notes constitute direct senior obligations of the Borrower and rank at least pari passu (in priority of payment, security and otherwise) with all other payment obligations of the Borrower of whatsoever nature (including contingent obligations) other than obligations permitted to have security by Section 6.2.

      Section 3.12. Government Authorizations. No authorization or approval of, or notice to or filing with, any Governmental Authority is required to be obtained, given or made by the Borrower for the execution, delivery and performance (including, without limitation, payment in United States dollars in New York) by the Borrower of this Agreement and the Notes.


                                   Article IV
                              Conditions Precedent

      Section 4.1. Conditions Precedent to Initial Loan. The obligation of the Bank to make the initial Loan to the Borrower is subject to the Bank having received on or before the day of the initial Loan each of the following, in form and substance satisfactory to the Bank:

      (a) a certificate of the corporate secretary or any assistant secretary of the Borrower to the effect that (i) the Articles of Incorporation and the by-laws of the Borrower attached to the certificate are true and complete and have not been revoked, and

(ii) this Agreement and the Notes have been duly authorized and approved by the Borrower's Board of Directors; and

      (b) a certificate of a duly authorized officer of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes; and

      Section 4.2. Conditions Precedent to All Loans. The obligation of the Bank to make each Loan (including the initial Loan) shall be subject to the further conditions precedent that on the date of such Loan:

      (a) The Bank shall have received the Note evidencing such Loan, together with copies of all authorizations or approvals of, or notices to or filings with, any Governmental Authority required to be obtained, given or made by the Borrower in connection with the execution, delivery and performance by the Borrower of this Agreement and the Notes;

      (b) The representations and warranties contained in Article III of this Agreement shall be true and correct on and as of the date of such Loan as though made on and as of such date;

      (c) No Default or Event of Default shall have occurred and be continuing, or would result from such Loan;

      (d) The Bank shall have received a Notice of Borrowing in the form of Exhibit "B" herewith; and

      (e) The Bank shall have received such other approvals, opinions, reports or documents as the Bank may reasonably request.


                                    Article V
                              Affirmative Covenants

      So long as the Commitment shall remain in effect or the Notes shall remain unpaid, the Borrower shall:

      Section 5.1. Reporting Requirements. Furnish to the Bank:

      (a) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each fiscal quarters of each fiscal year of the Borrower, unaudited balance sheets of the Borrower as of the end of such quarter, statements of income and retained earnings of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such calendar quarter, and a statement of change in financial position of the Borrower for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to year-end adjustments);

      (b) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) calendar days after the end of each fiscal year of the Borrower, the audited balance sheet of the Borrower as of the end of such fiscal year and a statement of income and retained earnings of the Borrower for such fiscal year and a statement of change in financial position of the Borrower for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower;

      (c) Certificate of No Default. Within forty-five (45) calendar days after the end of each of the quarters of each fiscal year of the Borrower, a certificate of the chief financial officer of the Borrower certifying that to the best of his knowledge after due investigation, no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto;

      (d) Notice Events of Default. As soon as possible and in any event within three (3) Business Days after obtaining knowledge of the occurrence of each Event of Default, a written notice setting forth the details of such Event of Default and the action, if any, which is proposed to be taken by the Borrower with respect thereto;

      (e) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower as the Bank may from time to time reasonably request.

      Section 5.2. Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a corporation in each jurisdiction in which such qualification is required.

      Section 5.3. Right of Inspection. Subject to appropriate confidentiality agreement and upon reasonable prior notice, the Borrower shall permit the Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and to visit the properties of, the Borrower, and to discuss the affairs, finances, and accounts of the Borrower with any of its respective officers and directors and the Borrower's independent accountant.

      Section 5.4. Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

      Section 5.5. Government Authorizations. Obtain, give or make all authorizations or approvals of, or notices to or filings with, any Governmental Authority required for the execution, delivery and performance by the Borrower of this Agreement and the Notes.

      Section 5.6. Pari Passu. The obligations of the Borrower hereunder and under the Notes will constitute direct senior obligations of the Borrower and will rank at least pari passu (in priority of payment, security and otherwise) with all other payment obligations of the Borrower of whatsoever nature (including contingent obligations) other than obligations permitted to have security by Section 6.2.


                                   Article VI
                               Negative Covenants

      So long as the Commitment shall remain in effect or the Notes shall remain unpaid, the Borrower shall not:

      Section 6.1. Mergers, Transfers of Assets. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or any material portion of its property or assets (whether now owned or hereafter acquired) to, any Person except for (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business, (b) the sale of inventory in the ordinary course of business, or (c) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof.

      Section 6.2. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property or assets, except for:

      (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower in conformity with GAAP;

      (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

      (c) restrictions and other encumbrances on such property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of such property or materially interfere with the ordinary conduct of the business of the Borrower; and

      (d) Liens on property or assets acquired by the Borrower which secure only the payment or financing of the purchase price of such property or assets.

      Section 6.3. Transactions with Affiliates. Enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate, other than on terms and conditions substantially as favorable to the Borrower or such Affiliate as would be obtainable at the time in a comparable arm's-length transaction with a person other than an Affiliate except for contracts in effect on the date hereof.


                                   Article VII
                                Events of Default

      Section 7.1. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

      (a) the Borrower shall fail to pay when due any principal of any Loan under this Agreement or the Notes, or shall fail to pay within three Business Days of the due date thereof any interest, fees or any other amount payable hereunder or under the Notes;

      (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.2, 5.5, 6.1, 6.2 or 6.3. hereof;

      (c) except as provided in paragraphs (a) or (b), the Borrower shall fail to cure any breach of a covenant or agreement contained in this Agreement or the Notes within 30 days after written notice thereof has been given by the Bank to the Borrower, provided, that, if the breach is not capable of being cured, the 30-day cure period will not apply;

      (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

      (e) the Borrower or Afinsa Bienes Tangibles, S.A. shall fail to make any payment in respect of any Debt (other than the Notes) in a Material Amount when due or within any applicable grace period;

      (f) any event or condition shall occur which results in the acceleration of the maturity of Debt of the Borrower or Afinsa Bienes Tangibles, S.A. in a Material Amount or enables the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof or with the giving of notice or lapse of time or both would enable the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof provided that none of the foregoing has been cured within any applicable grace period or waived by the holders of such Debt;

      (g) the Borrower or Afinsa Bienes Tangibles, S.A. shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

      (h) an involuntary case or other proceeding shall be commenced against the Borrower or against Afinsa Bienes Tangibles, S.A. seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other' similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days;

      (i) a judgment or order for the payment of money in a Material Amount shall be rendered against the Borrower or against Afinsa Bienes Tangibles, S.A. and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days after any time period for appeal shall have expired;

      (j) a Change of Control Event shall occur;

      (k) a Material Adverse Change shall have occurred;

then, and in every such event, the Bank may, by written notice to the Borrower
(i) declare the Commitment to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the Notes, all principal and interest thereon, and all other amounts payable under this Agreement and the Notes to be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided that in the case of any of the Events of Default specified in clause (f), (g) and (h) above, without any notice to the Borrower or any other act by the Bank, the Commitment shall thereupon terminate and all obligations under this Agreement and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

                                  Article VIII
                                  Miscellaneous

      Section 8. 1. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower from this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      Section 8.2. Notices, Etc. All notices, demands, instructions and other communications required or permitted to be given to or made upon any party to this Agreement shall be in writing and shall be personally delivered or sent by mail, first-class postage prepaid, or by prepaid telex, TWX or telegram (with messenger delivery specified in the case of a telegram), or by telecopier, and shall be deemed to be given for purposes of this Agreement on the day that such writing is delivered or sent to the intended recipient thereof in accordance with the provisions of this Section 8.2. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 8.2, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telex, TWX or telecopier numbers) indicated below:


If to the Borrower:

            Greg Manning Auctions, Inc.
            775 Passaic Avenue
            West Caldwell, New Jersey  07006
            Attention:  Greg Manning
            Telephone:  973-882-0004
            Facsimile:  973-882-1812


If to the Bank:

            Banco Santander Central Hispano, S.A.
            New York Branch
            45 East 53rd Street
            New York, New York 10022

            Attention:  Javier Guibert
            Telephone:  212-350-3653
            Facsimile:  212-350-3690

      Section 8.3. No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right, power, or remedy under this Agreement or the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement or the Notes preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement, the Notes are cumulative and not exclusive of any remedies provided by law.

      Section 8.4. Obligation Currency. The obligation hereunder and under the Notes of the Borrower to make payments in United States dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency except to the extent that such tender or recovery results in the effective receipt by the Bank of the full amount of United States dollars payable hereunder, and the Borrower shall promptly indemnify Bank (and the Bank shall have an additional legal claim) for any difference between such full amount and the amount effectively received by Bank pursuant to any such tender or recovery. The amount effectively received by the Bank in United States dollars shall be the amount of United States dollars which Bank is able, in accordance with the practice of international banks, to purchase with the amount of any other currency tendered or recovered.

      Section 8.5. Successors and Assigns. This Agreement and the Notes shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns. The Borrower may not assign or transfer any of its rights under this Agreement.

      Section 8.6. Indemnity. The Borrower agrees to indemnify the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of a Loan on a day that is not the last day of an Interest Period for that Loan.

In the event the Bank shall incur any loss or expense as a result of any repayment or prepayment of the principal amount of a Loan on a date other than the scheduled last day of the Interest Period applicable thereto; then, upon the written notice of the Bank to the Borrower, the Borrower shall, within three Business Days of its receipt thereof, pay to the Bank such amount as will (in the reasonable determination of the Bank) reimburse the Bank for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

      Section 8.7. Expenses. The Borrower agrees to pay or reimburse Bank for all costs and expenses (including reasonable fees and disbursements of outside counsel and allocated costs of in-house counsel) arising in connection with the preparation, execution and delivery of this Agreement and the Notes the in or out-of court collection or enforcement of, and preservation of rights under, this Agreement and the Notes.

      Section 8.8. Right of Set Off. Upon the occurrence and during the continuance of any Default, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank, any affiliate of the Bank, or any other branch of Banco Santander Central Hispano, S.A., to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Notes, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Notes and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such set off and application, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of the Bank under this Section 8.8. are in addition to other rights and remedies (including, without limitation, other rights of set off) which the Bank may have.

      Section 8.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

      Section 8.10. Jurisdiction. The Borrower hereby irrevocably: (a) submits in any legal proceeding relating to this Agreement and the Notes to the non-exclusive in personam jurisdiction of any state or United States court of competent jurisdiction sitting in the State of New York and agrees to suit being brought in such courts, (b) waives any objection that it may now or hereafter have to the venue of such proceeding in any such court or that such proceeding was brought in an inconvenient court, (c) hereby appoints Corporation Service Company as process agent (the "Process Agent"), and agrees to notify the Bank immediately by telex or registered or certified mail if such agent shall refuse to, or be prevented from, acting as agent and, in such event, promptly to designate another agent in the City of New York, satisfactory to the Bank, to serve in place of such agent and deliver to the Bank written evidence of such substitute agent's acceptance of such designation; (d) agrees to service of process in any legal proceeding by mailing of copies thereof (by registered or certified mail, if practicable) postage prepaid, or by telex, to the then active agent or the Borrower at its address set forth above or such other address of which the Bank shall have been notified in writing; and (e) agrees that nothing herein shall affect the Bank's right to effect service of process in any other manner permitted by law, and that the Bank shall have the right to bring any legal proceedings (including a proceeding for enforcement of a judgment entered by any of the aforementioned courts) against the Borrower in any other court or jurisdiction in accordance with applicable law.

      Section 8.11. WAIVER OF TRIAL BY JURY. BOTH PARTIES HERETO HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY ACTION OR

PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR THE NOTES.

      Section 8.12. Headings. Article and Section headings in the this Agreement are included for convenience of reference only and shall not constitute affect the construction of this Agreement.

      Section 8.13. Integration, Severability. This Agreement and the Notes set forth the entire agreement between the Borrower and the Bank and may not be supplemented or altered orally. If any provision hereof would be invalid under applicable law, then such provision shall be deemed to be modified to the extent necessary to render it valid while most nearly preserving its original intent; no provision hereof shall be affected by another provision's being held invalid.

      Section 8.14. Confidentiality. Except in connection with an assignment of rights under Section 8.5, the Bank agrees that it will not disclose (other than to its employees, agents, auditors or counsel) any information with respect to the Borrower which is furnished pursuant to, or in connection with, this Agreement; except that the Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any regulatory body having or claiming to have jurisdiction over the Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere), (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) as may be necessary to comply with any law, order, regulation or ruling, applicable to the Bank, (e) as to which the party to which such information relates has given its prior written consent and, (f) to a prospective assignee who agrees to maintain the confidentiality of the information.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



 GREG MANNING AUCTIONS, INC.


By:  -------------------------------
Name:  Greg Manning
Title: President and Chief Financial Officer


By:   -------------------------------
Name:   Larry Crawford
Title:  Chief Financial Officer



BANCO SANTANDER CENTRAL HISPANO, S.A.,
New York Branch

By:
       ------------------------------
Name:
Title:

By:
       ------------------------------
Name:
Title: